AGREEMENT AND PLAN OF REORGANIZATION

         AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement and Plan"), made as of this 2nd day of August, 1999, by and between TEMPLETON INCOME TRUST ("Income Trust"), a business trust created under the laws of the Commonwealth of Massachusetts in 1986, with its principal place of business at 500 East Broward Boulevard, Fort Lauderdale, Florida 33394, on behalf of Templeton Global Bond Fund ("Bond Fund"), a series of shares of Income Trust, and TEMPLETON GLOBAL INVESTMENT TRUST ("Investment Trust"), a business trust created under the laws of the State of Delaware in 1993, with its principal place of business at 500 East Broward Boulevard, Fort Lauderdale, Florida 33394, on behalf of Templeton Americas Government Securities Fund ("Government Fund"), a series of shares of Investment Trust.

                             PLAN OF REORGANIZATION

         The reorganization (hereinafter referred to as the "Plan of Reorganization") will consist of (i) the acquisition by Income Trust, on behalf of Bond Fund, of substantially all of the property, assets and goodwill of Government Fund in exchange solely for shares of beneficial interest, par value $0.01 per share, of Bond Fund Class A ("Bond Fund Shares"); (ii) the distribution of Bond Fund Shares to the shareholders of Government Fund according to their respective interests; and (iii) the subsequent dissolution of Government Fund as soon as practicable after the closing (as defined in Section 3, hereinafter called the "Closing"), all upon and subject to the terms and conditions of this Agreement and Plan hereinafter set forth.

                                    AGREEMENT

         In order to consummate the Plan of Reorganization and in consideration of the promises and of the covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto covenant and agree as follows:

1.  SALE AND TRANSFER OF ASSETS, LIQUIDATION AND DISSOLUTION OF GOVERNMENT FUND.

         (a) Subject to the terms and conditions of this Agreement and Plan, and in reliance on the representations and warranties of Income Trust herein contained, and in consideration of the delivery by Income Trust of the number of its Bond Fund Shares hereinafter provided, Investment Trust, on behalf of Government Fund, agrees that it will convey, transfer and deliver to Income Trust, on behalf of Bond Fund, at the Closing all of Government Fund's then existing assets, free and clear of all liens, encumbrances, and claims whatsoever (other than shareholders' rights of redemption), except for cash, bank deposits, or cash equivalent securities in an estimated amount necessary to: (i) pay the costs and expenses of carrying out this Agreement and Plan (including, but not limited to, fees of counsel and accountants, and expenses of its liquidation and dissolution contemplated hereunder), which costs and expenses shall be established on Government Fund's books as liability reserves;
(ii) discharge its unpaid liabilities on its books at the closing date (as defined in Section 3, hereinafter called the "Closing Date"), including, but not limited to, its income dividends and capital gains distributions, if any, payable for the period prior to, and through, the Closing Date; and (iii) pay such contingent liabilities as the Board of Trustees shall reasonably deem to exist against Government Fund, if any, at the Closing Date, for which contingent and other appropriate liabilities reserves shall be established on Government Fund's books (hereinafter "Net Assets"). Government Fund shall also retain any and all rights that it may have over and against any person that may have accrued up to and including the close of business on the Closing Date.

         (b) Subject to the terms and conditions of this Agreement and Plan, and in reliance on the representations and warranties of Investment Trust herein contained, and in consideration of such sale, conveyance, transfer, and delivery, Income Trust agrees at the Closing to deliver to Investment Trust the number of Bond Fund Shares, determined by dividing the aggregate Net Assets of Government Fund on the Closing Date by the net asset value per share of Bond Fund Shares, as of 1:00 p.m. Pacific time on the Closing Date. All such values shall be determined in the manner and as of the time set forth in Section 2 hereof.

         (c) Immediately following the Closing, Government Fund shall dissolve and distribute pro rata to its shareholders of record as of the close of business on the Closing Date, Bond Fund Shares received by Government Fund pursuant to this Section 1. Such liquidation and distribution shall be accomplished by the establishment of accounts on the share records of Bond Fund of the type and in the amounts due such shareholders based on their respective holdings as of the close of business on the Closing Date. Fractional Bond Fund Shares shall be carried to the third decimal place. As promptly as practicable after the Closing, each holder of any outstanding certificate or certificates representing shares of beneficial interest of Government Fund shall be entitled to surrender the same to the transfer agent for Bond Fund in exchange for the number of Bond Fund Shares into which the shares of Government Fund theretofore represented by the certificate or certificates so surrendered shall have been converted. Certificates for Bond Fund Shares shall not be issued, unless specifically requested by the shareholders. Until so surrendered, each outstanding certificate which, prior to the Closing, represented shares of beneficial interest of Government Fund shall be deemed for all Bond Fund's purposes to evidence ownership of the number of Bond Fund Shares into which the shares of beneficial interest of Government Fund (which prior to the Closing were represented thereby) have been converted.

2.       VALUATION.

         (a) The value of Government Fund's Net Assets to be acquired by Income Trust, on behalf of Bond Fund, hereunder shall be computed as of 1:00 p.m. Pacific time on the Closing Date using the valuation procedures set forth in Government Fund's currently effective prospectus.

         (b) The net asset value of a share of beneficial interest of Bond Fund shall be determined to the nearest full cent as of 1:00 p.m. Pacific time on the Closing Date using the valuation procedures set forth in Bond Fund's currently effective prospectus.

         (c) The net asset value of a share of beneficial interest of Government Fund shall be determined to the fourth decimal place as of 1:00 p.m. Pacific time on the Closing Date using the valuation procedures set forth in Government Fund's currently effective prospectus.

3.       CLOSING AND CLOSING DATE.

         The Closing Date shall be October 21, 1999, or such later date as the parties may mutually agree. The Closing shall take place at the principal office of Income Trust at 2:00 p.m. Pacific time on the Closing Date. Investment Trust shall have provided for delivery as of the Closing of those Net Assets of Government Fund to be transferred to Bond Fund's Custodian, The Chase Manhattan Bank, N.A., MetroTech Center, Brooklyn, New York 11245. Also, Investment Trust shall deliver at the Closing a list of names and addresses of the shareholders of record of Government Fund's shares and the number of shares of beneficial interest owned by each such shareholder, indicating thereon which such shares are represented by outstanding certificates and which by book-entry accounts, all as of 1:00 p.m. Pacific time on the Closing Date, certified by its transfer agent or by its President to the best of its or his knowledge and belief. Income Trust shall issue and deliver a certificate or certificates evidencing the shares of beneficial interest of Bond Fund to be delivered to said transfer agent registered in such manner as Investment Trust may request, or provide evidence satisfactory to Investment Trust that such Bond Fund Shares have been registered in an account on the books of Bond Fund in such manner as Investment Trust may request.

4.       REPRESENTATIONS AND WARRANTIES BY INVESTMENT TRUST.

         Investment Trust represents and warrants to Income Trust that:

         (a) Investment Trust is a business trust created under the laws of the State of Delaware on December 21, 1993, and is validly existing and in good standing under the laws of that state. Investment Trust is duly registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, management investment company and all of Government Fund's shares sold were sold pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "1933 Act"), except for those shares sold pursuant to the private offering exemption for the purpose of raising the required initial capital.

         (b) Investment Trust is authorized to issue an unlimited number of shares of beneficial interest, par value $0.01 per share, each outstanding share of which is fully paid, non-assessable, freely transferable and has full voting rights, and currently issues shares of five (5) series, including Government Fund. Investment Trust is authorized to issue an unlimited number of shares of beneficial interest of each series.

         (c) The financial statements appearing in Government Fund's
Annual Report to Shareholders for the fiscal year ended March 31, 1999, audited by McGladrey & Pullen LLP, copies of which have been delivered to Income Trust, fairly present the financial position of Government Fund as of such date and the results of its operations for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis.

         (d) The books and records of Government Fund made available to Income Trust and/or its counsel accurately summarize the accounting data represented and contain no material omissions with respect to the business and operations of Government Fund.

         (e) Investment Trust has the necessary power and authority to conduct Government Fund's business as such business is now being conducted.

         (f) Investment Trust is not a party to or obligated under any provision of its Trust Instrument or By-laws, or any contract or any other commitment or obligation, and is not subject to any order or decree that would be violated by Investment Trust's execution of or performance under this Agreement and Plan.

         (g) Investment Trust has elected to treat Government Fund as a regulated investment company ("RIC") for federal income tax purposes under Part I of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and Government Fund has qualified as a RIC for each taxable year since its inception, and will qualify as a RIC as of the Closing Date.

5.       REPRESENTATIONS AND WARRANTIES BY INCOME TRUST.

         Income Trust represents and warrants to Investment Trust that:

         (a) Income Trust is a business trust created under the laws of the Commonwealth of Massachusetts on June 16, 1986, and is validly existing and in good standing under the laws of that commonwealth. Income Trust is duly registered under the 1940 Act as an open-end, management investment company and all of Income Fund's shares sold were sold pursuant to an effective registration statement filed under the 1933 Act, except for those shares sold pursuant to the private offering exemption for the purpose of raising the required initial capital.

         (b) Income Trust is authorized to issue an unlimited number of shares of beneficial interest, par value $0.01 per share, each outstanding share of which is fully paid, non-assessable, freely transferable and has full voting rights. Bond Fund Shares to be issued pursuant to this Agreement and Plan will be fully paid, non-assessable, freely transferable and have full voting rights.

         (c) At the Closing, Bond Fund Shares will be eligible for offering to the public in those states of the United States and jurisdictions in which the shares of Government Fund are presently eligible for offering to the public, and there are a sufficient number of Bond Fund Shares registered under the 1933 Act to permit the transfers contemplated by this Agreement and Plan to be consummated.

         (d) The financial statements appearing in Bond Fund's Annual
Report to Shareholders for the fiscal year ended August 31, 1998, audited by McGladrey & Pullen LLP, and Semi-Annual Report to Shareholders for the six month period ended February 28, 1999, copies of which have been delivered to Investment Trust, fairly present the financial position of Bond Fund as of such dates and the results of its operations for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis.

         (e) Income Trust has the necessary power and authority to conduct Bond Fund's business as such business is now being conducted.

         (f) Income Trust is not a party to or obligated under any provision of its Declaration of Trust, as amended, or By-laws, or any contract or any other commitment or obligation, and is not subject to any order or decree, that would be violated by Income Trust's execution of or performance under this Agreement and Plan.

         (g) Income Trust has elected to treat Bond Fund as a RIC for federal income tax purposes under Part I of Subchapter M of the Code, and Bond Fund has qualified as a RIC for each taxable year since its inception and will qualify as a RIC as of the Closing Date.

6.       REPRESENTATIONS AND WARRANTIES BY INVESTMENT TRUST AND INCOME TRUST.

         Investment Trust and Income Trust each represents and warrants to the other that:

         (a) The statement of assets and liabilities to be furnished by it as of 1:00 p.m. Pacific time on the Closing Date for the purpose of determining the number of Bond Fund Shares to be issued pursuant to Section 1 of this Agreement and Plan will accurately reflect its Net Assets in the case of Government Fund and its net assets in the case of Bond Fund, and outstanding shares of beneficial interest, as of such date, in conformity with generally accepted accounting principles applied on a consistent basis.

         (b) At the Closing, it will have good and marketable title to all of the securities and other assets shown on the statement of assets and liabilities referred to in "(a)" above, free and clear of all liens or encumbrances of any nature whatsoever, except such imperfections of title or encumbrances as do not materially detract from the value or use of the assets subject thereto, or materially affect title thereto.

         (c) Except as disclosed in its currently effective prospectus, there is no material suit, judicial action, or legal or administrative proceeding pending or threatened against it.

         (d) There are no known actual or proposed deficiency assessments with respect to any taxes payable by it.

         (e) The execution, delivery, and performance of this Agreement and Plan have been duly authorized by all necessary action of its Board of Trustees and this Agreement and Plan constitutes a valid and binding obligation enforceable in accordance with its terms.

         (f) It anticipates that consummation of this Agreement and Plan will not cause Bond Fund, in the case of Income Trust, and Government Fund, in the case of Investment Trust, to fail to conform to the requirements of Subchapter M of the Code for federal income taxation as a RIC at the end of its fiscal year.

         (g) It has the necessary power and authority to conduct Bond
Fund's business, in the case of Income Trust, and Government Fund's business, in the case of the Investment Trust, as such business is now being conducted.

7.  COVENANTS OF INVESTMENT TRUST AND INCOME TRUST.

         (a) Investment Trust, on behalf of Government Fund, and Income Trust, on behalf of Bond Fund, each covenant to operate their respective businesses as presently conducted between the date hereof and the Closing.

         (b) Investment Trust undertakes that it will not acquire Bond
Fund Shares for the purpose of making distributions thereof to anyone other than Government Fund's shareholders.

         (c) Investment Trust undertakes that, if this Agreement and Plan is consummated, it will dissolve Government Fund and rescind the establishment of Government Fund as a series of Investment Trust.

         (d) Investment Trust and Income Trust each agree that, by the Closing, all of their federal and other tax returns and reports required by law to be filed by Investment Trust, on behalf of Government Fund, or by Income Trust, on behalf of Bond Fund, on or before such date shall have been filed, and all Federal and other taxes shown as due on said returns shall have either been paid or adequate liability reserves shall have been provided for the payment of such taxes.

         (e) At the Closing, Investment Trust will provide Income Trust with a copy of the shareholder ledger accounts of Government Fund, certified by its transfer agent or its President to the best of its or his knowledge and belief, for all the shareholders of record of Government Fund's shares as of 1:00 p.m. Pacific time on the Closing Date who are to become shareholders of Bond Fund as a result of the transfer of assets that is the subject of this Agreement and Plan.

         (f) Investment Trust agrees to mail to each shareholder of record entitled to vote at the meeting of Government Fund's shareholders at which action on this Agreement and Plan is to be considered, in sufficient time to comply with requirements as to notice thereof, a Combined Prospectus and Proxy Statement that complies in all material respects with the applicable provisions of Section 14(a) of the Securities Exchange Act of 1934, as amended, and Section 20(a) of the 1940 Act, and the rules and regulations, respectively, thereunder.

         (g) Income Trust will file with the U.S. Securities and Exchange Commission a registration statement on Form N-14 under the 1933 Act relating to Bond Fund Shares issuable hereunder ("Registration Statement"), and will use its best efforts to provide that the Registration Statement becomes effective as promptly as practicable. At the time it becomes effective, the Registration Statement will (i) comply in all material respects with the applicable provisions of the 1933 Act, and the rules and regulations promulgated thereunder; and (ii) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. At the time the Registration Statement becomes effective, at the time of Government Fund's shareholders' meeting, and at the Closing Date, the prospectus and statement of additional information included in the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

8.  CONDITIONS PRECEDENT TO BE FULFILLED BY INVESTMENT TRUST AND INCOME TRUST.

         The obligations of Investment Trust and Income Trust to effectuate this Agreement and Plan hereunder shall be subject to the following respective conditions:

         (a) That: (i) all the representations and warranties of the other party contained herein shall be true and correct as of the Closing with the same effect as though made as of and at such date; (ii) the other party shall have performed all obligations required by this Agreement and Plan to be performed by it prior to the Closing; and (iii) the other party shall have delivered to such party a certificate signed by the President and by the Secretary or equivalent officer to the foregoing effect.

         (b) That each party shall have delivered to the other party a copy of the resolutions approving this Agreement and Plan adopted by its Board of Trustees, certified by its Secretary or equivalent officer.

         (c) That the U.S. Securities and Exchange Commission shall not have issued an unfavorable management report under Section 25(b) of the 1940 Act or instituted or threatened to institute any proceeding seeking to enjoin consummation of the Plan of Reorganization under Section 25(c) of the 1940 Act. And, further, no other legal, administrative or other proceeding shall have been instituted or threatened that would materially affect the financial condition of either party or would prohibit the transactions contemplated hereby.

         (d) That this Agreement and Plan and the Plan of Reorganization contemplated hereby shall have been adopted and approved by the appropriate action of the shareholders of Government Fund at an annual or special meeting or any adjournment thereof.

         (e) That each party shall have declared a distribution or distributions prior to the Closing Date that, together with all previous distributions, shall have the effect of distributing to its shareholders (i) all of its net investment income and all of its net realized capital gains, if any, for the period from the close of its last fiscal year to 1:00 p.m. Pacific time on the Closing Date; and (ii) any undistributed net investment income and net realized capital gains from any period to the extent not otherwise declared for distribution.

         (f) That there shall be delivered to Investment Trust and Income
Trust an opinion from Messrs. Stradley Ronon Stevens & Young, LLP, counsel to Investment Trust and Income Trust, to the effect that, provided the acquisition contemplated hereby is carried out in accordance with this Agreement and Plan and based upon certificates of the officers of Investment Trust and Income Trust with regard to matters of fact:

                  (1) The acquisition by Bond Fund of substantially all the assets of Government Fund as provided for herein in exchange for Bond Fund Shares will qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and Government Fund and Bond Fund will each be a party to the respective reorganization within the meaning of Section 368(b) of the Code;

                  (2) No gain or loss will be recognized by Government
Fund upon the transfer of substantially all of its assets to Bond Fund in exchange solely for voting shares of Bond Fund (Code Sections 361(a) and 357(a)). No opinion, however, will be expressed as to whether any accrued market discount will be required to be recognized as ordinary income pursuant to
Section 1276 of the Code;

                  (3) No gain or loss will be recognized by Bond Fund upon the receipt of substantially all of the assets of Government Fund in exchange solely for voting shares of Bond Fund (Code Section 1032(a));

                  (4) The basis of the assets of Government Fund received by Bond Fund will be the same as the basis of such assets to Government Fund immediately prior to the exchange (Code Section 362(b));

                  (5) The holding period of the assets of Government Fund received by Bond Fund will include the period during which such assets were held by Government Fund (Code Section 1223(2));

                  (6) No gain or loss will be recognized to the shareholders of Government Fund upon the exchange of their shares in Government Fund for voting shares of Bond Fund (Code Section 354(a));

                  (7) The basis of Bond Fund Shares received by
Government Fund's shareholders shall be the same as the basis of the shares of Government Fund exchanged therefor (Code Section 358(a)(1));

                  (8) The holding period of Bond Fund Shares received by Government Fund's shareholders (including fractional shares to which they may be entitled) will include the holding period of Government Fund's shares surrendered in exchange therefor, provided that Government Fund's shares were held as a capital asset on the date of the exchange (Code Section 1223(1)); and

                  (9) Bond Fund will succeed to and take into account as of the date of the proposed transfer the items of Government Fund described in
Section 381(c) of the Code (as defined in Section 1.381(b)-1(b) of the Income Tax Regulations), subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code and the Income Tax Regulations thereunder.

         (g) That Income Trust shall have received an opinion in form and substance satisfactory to it from Messrs. Stradley Ronon Stevens & Young, LLP, counsel to Investment Trust, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws now or hereafter affecting generally the enforcement of creditors' rights:

                  (1) Investment Trust was created as a business trust under the laws of the State of Delaware on December 21, 1993, and is a validly existing business trust and in good standing under the laws of that state;

                  (2) Investment Trust is authorized to issue an unlimited number of shares of beneficial interest of Government Fund, par value $0.01 per share. Assuming that the initial shares of beneficial interest were issued in accordance with the 1940 Act and the Trust Instrument and By-laws of Investment Trust, and that all other outstanding shares of Government Fund were sold, issued and paid for in accordance with the terms of Government Fund's prospectus in effect at the time of such sales, each such outstanding share is fully paid, non-assessable, freely transferable and has full voting rights;

                  (3) Investment Trust is an open-end investment company of the management type registered as such under the 1940 Act;

                  (4) Except as disclosed in Government Fund's currently effective prospectus, such counsel does not know of any material suit, action, or legal or administrative proceeding pending or threatened against Investment Trust, the unfavorable outcome of which would materially and adversely affect Investment Trust or Government Fund;

                  (5) All actions required to be taken by Investment
Trust to authorize this Agreement and Plan and to effect the Plan of Reorganization contemplated hereby have been duly authorized by all necessary action on the part of Investment Trust; and

                  (6) Neither the execution, delivery, nor performance of this Agreement and Plan by Investment Trust violates any provision of its Trust Instrument or By-laws, or the provisions of any agreement or other instrument known to such counsel to which Investment Trust is a party or by which Investment Trust, on behalf of Government Fund, is otherwise bound; this Agreement and Plan is the legal, valid and binding obligation of Investment Trust and Government Fund and is enforceable against Investment Trust and/or Government Fund in accordance with its terms.

         In giving the opinions set forth above, this counsel may state that it is relying on certificates of the officers of Investment Trust with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of Investment Trust.

         (h) That Investment Trust shall have received an opinion in form and substance satisfactory to it from Messrs. Stradley Ronon Stevens & Young, LLP, counsel to Income Trust, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws now or hereafter affecting generally the enforcement of creditors' rights:

                  (1) Income Trust was created as a business trust under the laws of the Commonwealth of Massachusetts on June 16, 1986, and is a validly existing business trust and in good standing under the laws of that commonwealth;

                  (2) Income Trust is authorized to issue an unlimited number of shares of beneficial interest of Bond Fund, par value $0.01 per share. Assuming that the initial shares of beneficial interest of Bond Fund were issued in accordance with the 1940 Act, and the Declaration of Trust, as amended, and By-laws of Income Trust, and that all other outstanding shares of Bond Fund were sold, issued and paid for in accordance with the terms of Bond Fund's prospectus in effect at the time of such sales, each such outstanding share of Bond Fund is fully paid, non-assessable, freely transferable and has full voting rights;

                  (3) Income Trust is an open-end investment company of the management type registered as such under the 1940 Act;

                  (4) Except as disclosed in Bond Fund's currently effective prospectus, such counsel does not know of any material suit, action, or legal or administrative proceeding pending or threatened against Income Trust, the unfavorable outcome of which would materially and adversely affect Income Trust or Bond Fund;

                  (5) Bond Fund Shares to be issued pursuant to the terms of this Agreement and Plan have been duly authorized and, when issued and delivered as provided in this Agreement and Plan, will have been validly issued and fully paid and will be non-assessable by Income Trust;

                  (6) All actions required to be taken by Income Trust to authorize this Agreement and Plan and to effect the Plan of Reorganization contemplated hereby have been duly authorized by all necessary action on the part of Income Trust;

                  (7) Neither the execution, delivery, nor performance of this Agreement and Plan by Income Trust violates any provision of its Declaration of Trust, as amended, or By-laws, or the provisions of any agreement or other instrument known to such counsel to which Income Trust is a party or by which Income Trust, on behalf of Bond Fund, is otherwise bound; this Agreement and Plan is the legal, valid and binding obligation of Income Trust and is enforceable against Income Trust and/or Bond Fund in accordance with its terms; and

                  (8) The registration statement of Income Trust, of which the prospectus, dated January 1, 1999, as amended March 23, 1999, of Bond Fund is a part (the "Prospectus"), is, at the time of the signing of this Agreement and Plan, effective under the 1933 Act, and, to the best knowledge of such counsel, no stop order suspending the effectiveness of such registration statement has been issued, and no proceedings for such purpose have been instituted or are pending before or threatened by the U.S. Securities and Exchange Commission under the 1933 Act, and nothing has come to counsel's attention that causes it to believe that, at the time the Prospectus became effective, or at the time of the signing of this Agreement and Plan, or at the Closing, such Prospectus (except for the financial statements and other financial and statistical data included therein, as to which counsel need not express an opinion), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and such counsel knows of no legal or government proceedings required to be described in the Prospectus, or of any contract or document of a character required to be described in the Prospectus that is not described as required.

          In giving the opinions set forth above, this counsel may state that it is relying on certificates of the officers of Income Trust with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of Income Trust.

         (i) That Investment Trust shall have received a certificate from the President and Secretary of Income Trust to the effect that the statements contained in Bond Fund's Prospectus, at the time the Prospectus became effective, at the date of the signing of this Agreement and Plan, and at the Closing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         (j) That Income Trust's Registration Statement with respect to
Bond Fund Shares to be delivered to Government Fund's shareholders in accordance with this Agreement and Plan shall have become effective, and no stop order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto, shall have been issued prior to the Closing Date or shall be in effect at Closing, and no proceedings for the issuance of such an order shall be pending or threatened on that date.

         (k) That Bond Fund Shares to be delivered hereunder shall be eligible for sale by Income Trust with each state commission or agency with which such eligibility is required in order to permit Bond Fund Shares lawfully to be delivered to each Government Fund shareholder.

         (l) That, at the Closing, Investment Trust, on behalf of Government Fund, transfers to Income Trust aggregate Net Assets of Government Fund comprising at least 90% in fair market value of the total net assets and 70% of the fair market value of the total gross assets recorded on the books of Government Fund on the Closing Date.

9.       BROKERAGE FEES AND EXPENSES.

         (a) Investment Trust and Income Trust each represents and warrants to the other that there are no broker or finders' fees payable by it in connection with the transactions provided for herein.

         (b) The expenses of entering into and carrying out the provisions of this Agreement and Plan shall be borne one-quarter by Government Fund, one-quarter by Bond Fund, and one-half by Templeton Investment Counsel, Inc.

10.      TERMINATION; POSTPONEMENT; WAIVER; ORDER.

         (a) Anything contained in this Agreement and Plan to the contrary notwithstanding, this Agreement and Plan may be terminated and the Plan of Reorganization abandoned at any time (whether before or after approval thereof by the shareholders of Government Fund) prior to the Closing or the Closing may be postponed as follows:

                  (1) by mutual consent of Investment Trust and Income Trust;

                  (2) by Income Trust if any condition of its obligations set forth in Section 8 has not been fulfilled or waived; or

                   (3) by Investment Trust if any condition of its obligations set forth in Section 8 has not been fulfilled or waived.

         An election by Investment Trust, on behalf of Government Fund, or Income Trust, on behalf of Bond Fund, to terminate this Agreement and Plan and to abandon the Plan of Reorganization shall be exercised, respectively, by the Board of Trustees of Investment Trust or Income Trust.

          (b) If the transactions contemplated by this Agreement and Plan have not been consummated by January 31, 2000, the Agreement and Plan shall automatically terminate on that date, unless a later date is agreed to by both Income Trust and Investment Trust.

          (c) In the event of termination of this Agreement and Plan pursuant to the provisions hereof, the same shall become void and have no further effect, and neither Investment Trust nor Income Trust, nor their trustees, officers, agents or shareholders shall have any liability in respect of this Agreement and Plan.

          (d) At any time prior to the Closing, any of the terms or conditions of this Agreement and Plan may be waived by the party who is entitled to the benefit thereof by action taken by that party's Board of Trustees, if, in the judgment of such Board of Trustees, such action or waiver will not have a material adverse effect on the benefits intended under this Agreement and Plan to its shareholders, on behalf of whom such action is taken.

          (e) The respective representations and warranties contained in Sections 4 to 6 hereof shall expire with and be terminated by the Plan of Reorganization, and neither Investment Trust nor Income Trust, nor any of their officers, trustees, agents or shareholders shall have any liability with respect to such representations or warranties after the Closing. This provision shall not protect any officer, trustee, agent or shareholder of Investment Trust or Income Trust against any liability to the entity for which that officer, trustee, agent or shareholder so acts or to its shareholders to which that officer, trustee, agent or shareholder would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties in the conduct of such office.

          (f) If any order or orders of the U.S. Securities and Exchange Commission with respect to this Agreement and Plan shall be issued prior to the Closing and shall impose any terms or conditions that are determined by action of the Board of Trustees of Investment Trust or Income Trust to be acceptable, such terms and conditions shall be binding as if a part of this Agreement and Plan without further vote or approval of the shareholders of Government Fund, unless such terms and conditions shall result in a change in the method of computing the number of Bond Fund Shares to be issued to Government Fund in which event, unless such terms and conditions shall have been included in the proxy solicitation material furnished to the shareholders of Government Fund prior to the meeting at which the transactions contemplated by this Agreement and Plan shall have been approved, this Agreement and Plan shall not be consummated and shall terminate unless Government Fund shall promptly call a special meeting of shareholders at which such conditions so imposed shall be submitted for approval.

11.      ENTIRE AGREEMENT AND AMENDMENTS.

         This Agreement and Plan embodies the entire agreement between the parties and there are no agreements, understandings, restrictions, or warranties between the parties other than those set forth herein or herein provided for. This Agreement and Plan may be amended only by mutual consent of the parties in writing. Neither this Agreement and Plan nor any interest herein may be assigned without the prior written consent of the other party.

12.      COUNTERPARTS.

         This Agreement and Plan may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute but one instrument.

13.      NOTICES.

          Any notice, report, or demand required or permitted by any provision of this Agreement and Plan shall be in writing and shall be deemed to have been given if delivered or mailed, first class postage prepaid, addressed to Templeton Income Trust at 500 East Broward Boulevard, Fort Lauderdale, FL 33394-3091, Attention: Secretary, or Templeton Global Investment Trust, at 500 East Broward Boulevard, Fort Lauderdale, FL 33394-3091, Attention: Secretary, as the case may be.

14.      GOVERNING LAW.

         This Agreement and Plan shall be governed by and carried out in accordance with the laws of the State of Delaware.

         IN WITNESS WHEREOF, Templeton Income Trust, on behalf of Templeton Global Bond Fund, and Templeton Global Investment Trust, on behalf of Templeton Americas Government Securities Fund, have each caused this Agreement and Plan to be executed on its behalf by its duly authorized officers, all as of the date and year first-above written.

                                         TEMPLETON INCOME TRUST, ON
                                         BEHALF OF TEMPLETON GLOBAL
                                         BOND FUND


Attest:/s/BARBARA J. GREEN               By:/s/DEBORAH R. GATZEK
       --------------------                 -------------------------
Barbara J. Green                         Deborah R. Gatzek
Secretary                                Vice President

                                         TEMPLETON GLOBAL INVESTMENT TRUST,
                                         ON BEHALF OF TEMPLETON
                                         AMERICAS GOVERNMENT SECURITIES FUND



Attest:/s/BARBARA J. GREEN               By: /s/DEBORAH R. GATZEK
       -------------------                  -------------------------
Barbara J. Green                         Deborah R. Gatzek
Secretary                                Vice President